Exhibit 99.1

Altavista, VA July 29, 2011- Pinnacle Bankshares Corporation (OTCQB:PPBN), the one-bank holding company (“the Company”) of First National Bank (“the Bank”), today reported its quarterly consolidated unaudited results. Net income was $107,000 or $0.07 per basic and diluted share for the quarter ended June 30, 2011, and $233,000 or $0.16 per basic and diluted share for the six months ended June 30, 2011 compared to net income of $67,000 or $0.05 per basic and diluted share and $250,000 or $0.17 per basic and diluted share, respectively, for the same periods of 2010.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.14% for the six months ended June 30, 2011, compared to 0.15% for the same period in 2010. Annualized return on average equity (“ROE”) for the six months ended June 30, 2011 was 1.75%, compared to 1.92% for the same period in 2010.

Aubrey H. Hall, III, President and Chief Executive Officer of both the Company and the Bank commented, “Net income before provision for loan losses generated during the second quarter and first half of 2011 have improved due to an increase in our net interest margin, which has been driven by lower cost of funds. Net income improvement, however, has continued to be challenged year to date due to higher provisions for loan losses. We have aggressively worked to improve problem loans and strengthen credit quality during the first half of 2011, and we are optimistic that these actions combined with a focus on controlling operating expenses will lead to higher net income in future periods.”

Net interest income was $5,904,000 for the six months ended June 30, 2011 compared to $5,165,000 for the six months ended June 30, 2010. Net interest income was $3,005,000 for the three months ended June 30, 2011 compared to $2,602,000 for the three months ended June 30, 2010.

The net interest margin increased to 3.69% for the six months ended June 30, 2011, from 3.34% for the six months ended June 30, 2010, and was 3.73% versus 3.32% for the second quarter of 2011 and 2010, respectively. Over the past twelve months, rates paid to fund earning assets have fallen at a substantially faster pace than the yield received on earning assets, resulting in improved net interest income and net interest margin during 2011.

Interest income increased less than 1% for both the six and three months ended June 30, 2011 compared to the same periods of 2010, as total loans outstanding increased by $6,788,000 since June 30, 2010 while the yield on loans and securities decreased by 15 basis points during the same time period.

Interest expense decreased 23% and 26% for the six and three months ended June 30, 2011, respectively, compared to the same periods of 2010, as deposits have increased by $853,000 in the past twelve months while the cost of deposits has fallen by 50 basis points in the same time period.

Provision for loan losses was $1,382,000 for the first six months of 2011 compared to $772,000 in the first six months of 2010. Provision for loan losses was $709,000 in the second quarter of 2011 compared to $509,000 in the second quarter of 2010. The increases in 2011 are due to an increase in net loan chargeoffs as the Company aggressively addresses problem credits in the loan portfolio.

Noninterest income increased $148,000 or 11% for the six months ended June 30, 2011 compared to the same period of 2010. Noninterest income increased $96,000 or 12% for the three months ended June 30, 2011 compared to the same period of 2010. The increases from 2010 were due to a $190,000 and $139,000 increase in commissions on investment product sales in the first six months and second quarter of 2011, respectively, compared to the same periods in 2010.

Noninterest expense increased $324,000 or 6% for the six months ended June 30, 2011 compared to the same period of 2010. Noninterest expense increased $253,000 or 9% for the three months ended June 30, 2011 compared to the same period of 2010. The increases in noninterest expense were attributable to an increase in salary and employee benefits due to higher commissions paid for investment product sales. Noninterest expense also increased due to increased debit card costs and an increase in losses associated with foreclosed properties.

Total assets at June 30, 2011 were $335,502,000, down less than 1% from $337,113,000 at December 31, 2010. The principal components of the Company’s assets at the end of the period were $267,398,000 in net loans, $29,177,000 in securities and $25,519,000 in cash and cash equivalents. During the six-month period ended June 30, 2011, net loans increased less than 1% or $2,368,000 from $265,030,000 at December 31, 2010. Also during the six-month period, securities increased 10% or $2,660,000 and cash and cash equivalents decreased 22% or $7,014,000 from December 31, 2010. Total liabilities at June 30, 2011 were $308,579,000, down slightly from $310,631,000 at December 31, 2010.

Total stockholders’ equity at June 30, 2011 was $26,923,000 representing an equity to assets ratio of 8.02%. None of the Company’s capital includes TARP funds. The Bank continues to exceed all minimums to satisfy “well capitalized” regulatory status. At December 31, 2010, total stockholders’ equity was $26,482,000.

The allowance for loan losses was $4,196,000 as of June 30, 2011, representing approximately 1.54% of total loans outstanding compared to an allowance for loan losses of $4,037,000 as of December 31, 2010 representing 1.50% of total loans outstanding.

Nonperforming loans (including nonaccruing loans and accruing loans more than 90 days past due) totaled $6,300,000, or 2.32% of total loans, as of June 30, 2011, versus $7,843,000, or 2.91% of total loans, at December 31, 2010.

“We are pleased that many credit quality indicators improved in the first six months of 2011. We are cautiously optimistic that we will continue to see improvements in credit quality which will lead to improved financial performance in the second half of 2011,” stated Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, one branch in the Town of Rustburg, two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 103rd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods as well as future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality and control operating expenses, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(6/30/2011, 3/31/2011 and 6/30/2010 results unaudited)

(In thousands, except ratios, share and per share data)

	3 Months Ended	3 Months Ended	3 Months Ended
	6/30/2011	3/31/2011	6/30/2010
Income Statement Highlights
Interest Income	$4,122	$4,116	$4,107
Interest Expense	1,117	1,217	1,505
Net Interest Income	3,005	2,899	2,602
Provision for Loan Losses	709	673	509
Noninterest Income	810	724	714
Noninterest Expense	2,964	2,779	2,711
Net Income	107	126	67
Earnings Per Share (Basic and Diluted)	0.07	0.09	0.05

	6 Months Ended	Year Ended	6 Months Ended
	6/30/2011	12/31/2010	6/30/2010
Income Statement Highlights
Interest Income	$8,238	$16,611	$8,191
Interest Expense	2,334	5,835	3,026
Net Interest Income	5,904	10,776	5,165
Provision for Loan Losses	1,382	1,878	772
Noninterest Income	1,534	3,134	1,386
Noninterest Expense	5,743	11,037	5,419
Net Income	233	687	250
Earnings Per Share (Basic and Diluted)	0.16	0.46	0.17

	6/30/2011	12/31/2010	6/30/2010
Balance Sheet Highlights
Cash and Cash Equivalents	$25,519	$32,533	$38,020
Total Loans	271,594	269,067	264,806
Total Investments	29,177	26,517	21,973
Total Assets	335,502	337,113	334,608
Total Deposits	304,915	306,954	304,063
Total Liabilities	308,579	310,631	308,369
Stockholders’ Equity	26,923	26,482	26,239
Shares Outstanding	1,496,589	1,495,589	1,495,589

	6/30/2011	12/31/2010	6/30/2010
Ratios and Stock Price
Gross Loan-to-Deposit Ratio	89.07%	87.40%	87.09%
Net Interest Margin (Year-to-date)	3.69%	3.43%	3.34%
Liquidity	15.03%	16.96%	17.72%
Efficiency Ratio	77.14%	79.36%	82.47%
Return on Average Assets (ROA)	0.14%	0.21%	0.15%
Return on Average Equity (ROE)	1.75%	2.63%	1.92%
Leverage Ratio (Bank)	8.42%	8.36%	8.40%
Tier 1 Risk-based Capital Ratio (Bank)	10.11%	10.10%	10.19%
Total Capital Ratio (Bank)	11.37%	11.36%	11.44%
Stock Price	$6.75	$8.80	$7.80
Book Value	$17.99	$17.71	$17.54

	6/30/2011	3/31/2011	12/31/2010
Asset Quality Highlights
Nonaccruing Loans	$6,140	$7,280	$7,073
Loans 90 Days or More Past Due and Accruing	160	569	770
Total Nonperforming Loans (Impaired Loans)	6,300	7,848	7,843
Other Real Estate Owned (OREO) (Foreclosed Assets)	1,058	951	474
Total Nonperforming Assets	7,358	8,799	8,317
Nonperforming Loans to Total Loans	2.32%	2.94%	2.91%
Nonperforming Assets to Total Assets	2.19%	2.58%	2.47%
Allowance for Loan Losses	$4,196	$4,181	$4,037
Allowance for Loan Losses to Total Loans	1.54%	1.57%	1.50%
Allowance for Loan Losses to Nonperforming Loans	66.60%	53.27%	51.47%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com